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                                                                    EXHIBIT 99.1

            CARRIER ACCESS COMPLETES ACQUISITION OF PARAGON NETWORKS

BOULDER, COLO., NOVEMBER 25, 2003 - Carrier Access Corporation (Nasdaq: CACS), a leading provider of broadband access and service delivery platforms for both wireline and wireless communications carriers, today announced the completion of its acquisition of Paragon Networks International Inc.. Under the terms of the transaction, Carrier Access issued approximately 1,334,521 shares of common stock and paid approximately $411,407 in cash for all outstanding shares of Paragon capital stock. The combined company will be headquartered in Boulder Colorado.

ABOUT CARRIER ACCESS CORPORATION

Carrier Access designs, manufactures and sells next-generation broadband access communications equipment to wireline and wireless communications service providers. Our products are designed to enable these customers to deploy new media-rich Internet services and converged personalized communications services, while lowering capital and operating costs. Our products are used to upgrade access capacity and implement the convergence of IP voice and data services.

We sell our products directly to communications service providers and indirectly through a broad channel of global distributor and communications infrastructure OEM partners. To date, we have shipped over 180,000 units capable of delivering over 3.1 million business service connections. Our customers include wireless service providers, local exchange carriers, multi-cable operators, and international communications providers. For more information visit www.carrieraccess.com.

Carrier Access, the Carrier Access logo and Adit are registered trademarks and Axxius is a trademark of Carrier Access Corporation. Any other trademark is the trademark of its respective owner.